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                                                Filed pursuant to Rule 424(b)(3)
                                                     Registration No. 333-107806
                                                  Registration No. 333-107806-01
                                  Zero Coupon Senior Exchangeable Notes Due 2023
                                                           CUSIP No. 629568 AJ 5


                             NABORS INDUSTRIES, INC.
                             NABORS INDUSTRIES LTD.

               PROSPECTUS SUPPLEMENT NO. 3 DATED DECEMBER 12, 2003
                       TO PROSPECTUS DATED AUGUST 21, 2003

         This prospectus supplement supplements the prospectus dated August 21, 2003 of Nabors Industries, Inc. and Nabors Industries Ltd., as supplemented on September 23, 2003 and November 3, 2003 relating to the resale from time to time by selling securityholders of Nabors Industries, Inc.'s Zero Coupon Senior Exchangeable Notes Due 2023. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, as supplemented, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

         The selling securityholders table on pages 43-45 of the prospectus, is amended by this supplement no. 3 to add the following entities as selling securityholders:

                                                                    PRINCIPAL AMOUNT
                                                                  AT MATURITY OF NOTES              PERCENTAGE OF
SELLING SECURITYHOLDER                                       BENEFICIALLY OWNED AND OFFERED       OUTSTANDING NOTES
----------------------                                       ------------------------------       -----------------
Cater Allen International Ltd.(1)                                      $35,000,000                       5.00%
Jersey (IMA) Ltd.(2)(3)                                                $ 2,000,000                         *
LibertyView Funds, L.P.(2)(3)                                          $ 4,000,000                         *
LibertyView Global Volatility Fund, L.P.(2)(3)                         $ 4,000,000                         *
Morgan Stanley & Co. International Limited(1)(4)                       $15,000,000                       2.14%

         The eighth paragraph of the section of the prospectus entitled "Plan of Distribution" beginning on page 47 of the prospectus is amended and restated in its entirety to read as follows:

         The selling securityholders and any broker-dealers who act in connection with the sale of notes hereunder may be deemed to be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act, and any commissions they receive and proceeds of any sale of notes may be deemed to be underwriting discounts and commissions under the Securities Act. If any selling securityholder qualifies as an "underwriter," it will be subject to the prospectus delivery requirements of Section 5(b)(2) of the Securities Act. Neither we nor any selling securityholder can presently estimate the amount of such compensation. ABN AMRO Inc., Bear, Stearns & Co. Inc., Credit Lyonnais Securities (USA) Inc., Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Forest Fulcrum Fund L.P., JP Morgan Securities Inc., Nomura Securities International, Inc., UBS AG London, White River Securities LLC and Cater Allen International Ltd. have informed us that they are registered broker-dealers, and as a result, they may be deemed to be underwriters in connection with the sale of the notes. Several of the selling securityholders are affiliates of registered broker-dealers, each of these selling securityholders have informed us that: (1) such selling securityholder purchased its notes in the ordinary course of business and (2) at the time that the notes were purchased, such selling securityholder had no agreements or understandings, directly or indirectly, to distribute the notes.

------------------------
*   Less than 1%.

(1) The securityholder has informed us that there is no natural person with voting or investment power over the respective notes.

(2) Includes amounts previously set forth in the selling securityholders table included in the prospectus dated August 21, 2003.

(3) The securityholder has informed us that Richard Meckler, Spencer Kornreich and Roy Kwok have voting or investment power over the respective notes.

(4) The securityholder and/or its affiliates have performed financial advisory and investment banking services for the Company during the past three years.


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         INVESTING IN THE NOTES INVOLVES RISKS THAT ARE DESCRIBED IN THE SECTION
ENTITLED "RISK FACTORS" BEGINNING ON PAGE 6 OF THE PROSPECTUS.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          The date of this prospectus supplement is December 12, 2003.